Exhibit 10.4

Modification to Supplemental Pension Arrangement between
Hexcel Composites Limited and William Hunt

Mr. William Hunt, President of Hexcel, who works and resides in the United Kingdom, participates in Hexcel’s qualified UK pension plan and began receiving the qualified portion of his pension as of February 2008, the month following the month in which he reached age 65.  Mr. Hunt also has a supplemental pension designed to provide, when combined with his benefits under the qualified pension plan, a total pension Mr. Hunt would receive if there were no limitation on the pension amount that could be accrued under the qualified pension plan.  Hexcel agreed to commence payment of Mr. Hunt’s supplemental pension from February 2008 as well, instead of from his retirement.  The supplemental pension provides Mr. Hunt with a monthly payment of approximately $11,905.